Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A.

WWW. lilly. com

Date: July 21, 2005

For Release: Immediately
Refer to: (317) 276-2506 — Phil Belt

Lilly Reports Results for Second Quarter; Sales Increase 3 Percent
Newer Products Contribute More Than $620 Million, or 17 Percent of Total Q2 Sales

Eli Lilly and Company (NYSE: LLY) announced financial results for the second quarter of 2005.

Second-Quarter Highlights

•	Sales increased 3 percent, to $3.668 billion.

•	Newer products — Alimta®, Cialis® (non-joint-venture sales), Cymbalta®, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® — contributed $620.5 million to second-quarter sales and accounted for 17 percent of total sales, compared with 10 percent of total sales in the second quarter of 2004.

•	Lilly restructured arrangements with its U.S. wholesalers in the first quarter. As a result of these restructured arrangements, during the second quarter wholesaler inventory levels decreased approximately $30 million.

•	Lilly reported a net loss and loss per share of $252.0 million and $.23, respectively, compared with reported second-quarter 2004 net income of $656.9 million and $.60 per share. This loss is the result of a product liability charge of $1.073 billion (pretax), or $0.90 per share (after-tax), which is described in footnote (a) of the “Operating Results — Adjusted” income statement at the end of this release. In addition, second quarter year-to-year comparisons are affected by (1) a 2004 charge of $108.9 million (pretax), or $.08 per share (after-tax), for asset impairments, and (2) the adoption of stock option expensing effective January 1, 2005.

•	Excluding the 2005 product liability charge and 2004 asset impairment charge as well as assuming stock option expensing in 2004, the second-quarter 2005 net income and diluted earnings per share would have increased 7 percent, to $728.0 million, and 6 percent, to $.67, respectively. These increases compare second-quarter 2005 adjusted earnings with the recalculated second-quarter 2004 net income of $681.7 million and $.63 per share.

Pharmaceutical Product Sales Highlights

			% Change			% Change
(Dollars in millions)	Second Quarter		Over/(Under)	Year-to-Date		Over/(Under)
	2005	2004	2004	2005	2004	2004
Zyprexa	$1,096.8	$1,212.3	(10%)	$2,135.0	$2,310.6	(8%)
Diabetes Care Products	669.4	674.9	(1%)	1,393.9	1,356.0	3%
Gemzar ®	343.0	293.3	17%	647.6	572.3	13%
Evista ®	261.6	276.6	(5%)	510.5	509.4	0%
Cymbalta	161.4	—	N/M *	268.2	—	N/M
Strattera	123.5	178.6	(31%)	243.2	319.7	(24%)
Alimta	111.2	17.8	N/M	205.1	29.4	N/M
Forteo	101.9	65.3	56%	168.7	106.1	59%

*N/M — Not Meaningful

Significant Events Over the Last Three Months

•	In late April, Amylin Pharmaceuticals and Lilly received U.S. Food and Drug Administration (FDA) approval for ByettaTM, the first in a new class of medicines known as incretin mimetics for type 2 diabetes. Byetta was available in pharmacies in early June.

•	In June, Lilly entered into an agreement in principle with plaintiffs’ attorneys involved in Zyprexa product liability litigation to settle a majority of the claims against Lilly relating to the medication. While the company believes the claims are without merit, it took this step because Lilly believes it is in the best interest of the company, the patients who depend on this medication, and their doctors.

•	In early July, Lilly announced a license agreement with Taisho Pharmaceutical Company for TS-021, Taisho’s oral DPP-IV inhibitor in Phase I clinical development for the treatment of type 2 diabetes. Under the terms of the agreement, Taisho granted Lilly exclusive rights for the development and commercialization of TS-021 worldwide, except Japan and China.

•	In early July, the European Commission granted marketing authorization of Cymbalta for the treatment of diabetic peripheral neuropathic pain (DPNP) in adults. This represents Cymbalta’s second indication in Europe following its previous approval for the treatment of major depressive episodes.

“Our newer products contributed 17 percent of our total sales for the quarter. In addition, with the launch of Byetta for the treatment of type 2 diabetes, we have now brought nine first-in-class or best-in-class medicines to the market over the past three-and-a-half years,” said Sidney Taurel, Lilly chairman, president and chief executive officer. “We are also encouraged by U.S. Zyprexa prescription volume trends and are pleased that our interventions have started to achieve a key objective of slowing the sequential erosion of U.S. Zyprexa sales.”

Taurel added, “We continue to expect sales and earnings growth acceleration in the second half of the year as sales for our portfolio of newer products continue to grow. Our productivity improvement initiatives are beginning to make a difference in how we run the business and have helped to lower our marketing and administrative expenses through this quarter.”

Second-Quarter Results

Worldwide sales for the quarter were $3.668 billion, an increase of 3 percent compared with the second quarter of 2004. Exchange rates increased sales by 2 percent. The remaining growth resulted from slight increases in selling price and volume.

Gross margins as a percent of sales decreased by 1.4 percentage points, to 76.2 percent. This decrease was primarily due to the continued investment in the company’s manufacturing capacity, other cost increases and the impact of foreign exchange rates, partially offset by a favorable product mix.

Overall, marketing and administrative expenses decreased 2 percent, to $1.146 billion. This decrease was primarily due to ongoing marketing cost-containment measures, partially offset by increased expense related to the adoption of stock option expensing effective January 1, 2005 and the impact of foreign exchange rates. Research and development expenses were $762.4 million, or 21 percent of sales. Compared with the second quarter of 2004, research and development expenses increased 11 percent. This increase was primarily due to increased clinical trial and development expenses and the adoption of stock option expensing effective January 1, 2005.

In the second quarter the company recorded a charge of $1.073 billion (pre-tax), or $0.90 per share (after-tax), for product liability matters. This charge includes the $690 million for the previously announced Zyprexa product liability settlement agreement in principle, as well as reserves for estimated product liability exposure and defense costs regarding currently known and expected claims, a substantial majority of which are current and expected Zyprexa claims not included in the agreement in principle. These charges have been partially offset by estimated recoveries from the company’s insurance coverage.

The company reported an operating loss of $185.5 million, due to the product liability charge. Other income increased slightly due in large part to decreased loss from the Lilly ICOS LLC joint venture.

Net loss and loss per share for the second quarter were $252.0 million and $.23, respectively. Excluding the 2005 product liability charge and 2004 asset impairment charge as well as assuming stock option expensing in 2004, the second-quarter 2005 net income and diluted earnings per share would have increased 7 percent, to $728.0 million, and 6 percent, to $.67, respectively.

Earnings (Loss) per Share Reconciliation	Second Quarter		% Over/(Under)
	2005	2004	2004
Earnings (loss) per share — reported	($.23)	$.60	N/M
Exclude product liability charge (a)	.90	—
Exclude asset impairment charge (a)	—	.08

E.P.S. — adjusted	$.67	$.68

Include proforma stock option expense for second quarter 2004 (a)	—	(.05)

E.P.S. — adjusted with options expensed	$.67	$.63	6%

(a) Refer to “Operating Results — Adjusted” later in this press release for further description.

Refer to “Operating Results” and “Operating Results — Adjusted” later in this press release for a summary of reported and adjusted operating income (loss) and net income (loss).

Zyprexa

In the second quarter of 2005, Zyprexa sales totaled $1.097 billion, a 10 percent decrease compared with the second quarter of 2004. U.S. sales of Zyprexa decreased 21 percent, to $549.3 million, due to lower demand from continuing competitive pressures. Zyprexa sales in international markets increased 6 percent, to $547.4 million, driven primarily by the impact of foreign exchange rates. Excluding the impact of exchange rates, sales of Zyprexa outside the U.S. increased 1 percent in the second quarter.

Lilly continues to expect a slight decline in its 2005 worldwide Zyprexa sales. In the U.S., year-over-year growth rate comparisons in the second half should improve assuming a continuation of current prescription volume trends. Full-year Zyprexa sales outside the U.S. are expected to grow in the single digits compared with 2004.

Diabetes Care Products

In the second quarter of 2005, diabetes care revenue, composed primarily of Humalog®, Humulin®, and Actos®, decreased 1 percent, to $669.4 million, compared with the second quarter of 2004. Diabetes care revenue decreased 5 percent in the U.S., to $370.7 million. Diabetes care revenue outside the U.S. increased 5 percent, to $298.6 million.

For the second quarter of 2005, worldwide Humalog sales were $296.2 million, an increase of 4 percent. Worldwide Humulin sales decreased 4 percent, to $249.8 million. Actos generated $105.0 million of revenue for Lilly, a decrease of 7 percent. As previously disclosed, since Lilly’s share of revenue from the agreement with Takeda will vary quarter-to-quarter based on contract terms, Actos revenue will not necessarily track with product sales. As a result, it is difficult to make quarterly comparisons for Actos revenue.

Gemzar

Gemzar had sales totaling $343.0 million for the quarter, an increase of 17 percent from the second quarter of 2004. Gemzar sales in the U.S. increased 19 percent, to $154.5 million, driven by increases in demand. The comparison also benefited from wholesaler destocking in the second quarter of 2004. Sales outside the U.S. increased 15 percent, to $188.5 million.

Evista

Evista sales were $261.6 million, a 5 percent decrease compared with the second quarter of 2004. U.S. sales of Evista decreased 5 percent, to $162.9 million, driven by a decline in underlying demand due to continued competitive pressures, partially offset by price increases. Sales outside the United States decreased 7 percent, to $98.7 million, primarily due to stocking in the second quarter of 2004 for the launch in Japan.

Animal Health

Worldwide sales of animal health products in the second quarter were $201.0 million, an increase of 12 percent compared with the second quarter of 2004 due to strong volume growth.

Newer Products

Cymbalta

For the second quarter of 2005, Cymbalta generated $161.4 million in sales, up sequentially compared with first-quarter 2005 sales of $106.8 million. Cymbalta was launched in the U.S. in late August 2004 for the treatment of major depressive disorder and in September 2004 for the treatment of diabetic peripheral neuropathic pain. Cymbalta launches began in Europe for the treatment of major depressive episodes during the first quarter of 2005, with additional launches expected throughout 2005 and 2006.

Strattera

During the second quarter of 2005, Strattera, the only nonstimulant medicine approved for the treatment of ADHD in children, adolescents and adults, generated $123.5 million of sales, a 31 percent decrease compared with the second quarter of 2004. This decrease is due to a decline in demand and reductions in wholesaler inventory levels during the second quarter of 2005 as a result of Lilly restructuring arrangements with its U.S. wholesalers.

Alimta

For the second quarter of 2005, Alimta generated sales of $111.2 million, representing a sequential increase compared with first-quarter 2005 sales of $93.9 million. U.S. sales of Alimta were $69.3 million and sales outside the U.S. were $41.9 million in the second quarter. In the U.S., Alimta was launched during the first quarter of 2004 for the treatment of malignant pleural mesothelioma and approved during August 2004 for second-line treatment of non-small cell lung cancer. In Europe, it was approved for both indications in September 2004.

Forteo

Second-quarter sales of Forteo, a treatment for severe osteoporosis, were $101.9 million, a 56 percent increase compared with the second quarter of 2004. U.S. sales of Forteo increased 25 percent, to $70.8 million while sales outside the U.S. were $31.1 million.

Xigris

Sales of Xigris, the first available pharmaceutical treatment for severe sepsis, were $57.7 million, an increase of 19 percent compared with the second quarter of 2004. U.S. sales of Xigris increased 13 percent, to $33.3 million, which benefited from wholesaler stocking, while sales outside the United States increased 28 percent, to $24.4 million.

Cialis

Total worldwide sales of Cialis, a treatment for erectile dysfunction marketed by Lilly ICOS LLC, were $190.9 million, a 39 percent increase compared with the second quarter of 2004. The $190.9 million of worldwide Cialis sales are composed of $45.1 million of sales in Lilly territories and $145.8 million of sales in the joint-venture territories. Within the joint-venture territories, the U.S. sales of Cialis were $71.1 million in the second quarter, a 40 percent increase compared with the second quarter of 2004. Cialis sales in Lilly territories are reported in Lilly’s revenue, while Lilly’s 50 percent share of Cialis sales in the joint-venture territories, net of expenses, is reported in Lilly’s other income.

Year-to-Date Results

For the first six months of the year, worldwide sales increased 3 percent, to $7.165 billion, compared with sales for the same period in 2004. Net income and diluted earnings per share decreased 54 percent and 55 percent, to $484.6 million and $.44, respectively, compared with reported results for the first six months in 2004. Excluding the 2005 product liability charge and 2004 asset impairment and acquisition-related charges as well as assuming stock option expensing in 2004, the net income and diluted earnings per share for the first six months of 2005 would have increased 8 percent, to $1.465 billion and $1.34, respectively. This adjusted earnings growth was driven by sales growth, cost containment of marketing and administrative expenses, and increased other income offset partially by cost of sales and research and development expenses increasing at a rate greater than sales.

Earnings per Share Reconciliation	Year-to-Date		% Over/(Under)
	2005	2004	2004
E.P.S. – reported	$.44	$.97	(55%)
Exclude product liability charge (a)	.90	—
Exclude acquired IPR&D charge related to AME acquisition (a)	—	.33
Exclude asset impairment charge (a)	—	.08

E.P.S. – adjusted	$1.34	$1.38

Include proforma stock option expense for year-to-date 2004 period (a)	—	(.14)

E.P.S. – adjusted with options expensed	$1.34	$1.24	8%

(a)	Refer to “Operating Results – Adjusted” later in this press release for further description.

Refer to “Operating Results” and “Operating Results – Adjusted” later in this press release for a summary of reported and adjusted operating income (loss) and net income (loss).

Financial Expectations for the Third Quarter and Full Year 2005

The company expects third-quarter 2005 earnings per share of $.70 to $.72, which represents 1 percent to 4 percent growth compared with reported third-quarter 2004 earnings per share of $.69. Assuming stock option expensing in the third quarter of 2004, third-quarter 2005 earnings per share would represent 9 percent to 13 percent growth compared with this recalculated third-quarter 2004 earnings per share of $.64.

In addition, the company expects reported full-year 2005 earnings per share of $1.90 to $1.96, which represents 14 percent to 18 percent growth compared with reported full-year 2004 earnings per share of $1.66. Eliminating the second-quarter 2005 product liability charge, the adjusted full-year 2005 earnings per share would be $2.80 to $2.86, which represents 9 percent to 11 percent growth compared with the recalculated full-year 2004 earnings per share of $2.58. The 2004 recalculated full-year earnings per share assumes stock option expensing in 2004 and eliminates the 2004 charges for tax expense on the expected repatriation of earnings under the American Jobs Creation Act; asset impairments, restructuring and other special charges; and acquired in process research and development charges related to the Applied Molecular Evolution, Inc. acquisition and the insomnia compound in-license.

For the full year of 2005, the company expects sales to grow 6 percent to 8 percent (with sales acceleration in the second half). In addition, the company expects full-year 2005 gross margins as a percent of sales to decline by roughly 50 basis points to 75 basis points, marketing and administrative expenses to remain essentially flat and research and development expense to grow in the high single-digits compared with full-year 2004. The company expects other income to contribute approximately $270 million to $300 million. Excluding the second-quarter 2005 product liability charge and the related tax effect, the company expects the effective tax rate to be about 22 percent.

Webcast of Conference Call

As previously announced, investors and the general public can access a live webcast of the second-quarter 2005 earnings conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 8:30 a.m. to 9:30 a.m. Eastern Daylight Savings Time (EDT) and will be available for replay via the website through August 18, 2005.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. F-LLY

This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current growth products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see Exhibit 99 to the company’s latest Form 10-Q filed May 2005. The company undertakes no duty to update forward-looking statements.

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Actos® (pioglitazone hydrochloride, Takeda), Takeda
Alimta® (pemetrexed, Lilly)
ByettaTM (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, ICOS), Lilly ICOS LLC
Cymbalta® (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humatrope® (somatropin of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Prozac® (fluoxetine hydrochloride, Dista)
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Yentreve® (duloxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company
Operating Results (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2005	2004	% Chg.	2005	2004	% Chg.
Net sales	$3,667.7	$3,556.3	3%	$7,165.1	$6,933.2	3%

Cost of sales	871.3	796.4	9%	1,730.3	1,548.1	12%
Research and development	762.4	684.2	11%	1,464.6	1,330.8	10%
Marketing and administrative	1,146.1	1,170.2	(2%)	2,236.5	2,234.1	0%
Acquired in-process research and development	—	—	—	—	362.3	N/M
Asset impairments, restructuring and other special charges	1,073.4	108.9	N/M	1,073.4	108.9	N/M

Operating income (loss)	(185.5)	796.6	(123%)	660.3	1,349.0	(51%)

Interest expense	12.0	7.5		36.6	16.8
Other income – net	57.4	49.1		180.6	121.5

Other income (deductions)	45.4	41.6	9%	144.0	104.7	38%

Income (loss) before income taxes	(140.1)	838.2	(117%)	804.3	1,453.7	(45%)
Income taxes	111.9	181.3	(38%)	319.7	396.4	(19%)

Net income (loss)	$(252.0)	$656.9	(138%)	$484.6	$1,057.3	(54%)

Earnings (loss) per share – basic	$(0.23)	$0.61	(138%)	$0.45	$0.98	(54%)

Earnings (loss) per share – diluted	$(0.23)	$0.60	(138%)	$0.44	$0.97	(55%)

Dividends paid per share	$.38	$0.355	7%	$.76	$0.71	7%
Weighted-average shares outstanding (thousands) – basic	1,087,582	1,083,857		1,087,211	1,082,070
Weighted-average shares outstanding (thousands) – diluted	1,087,582	1,090,696		1,089,694	1,088,922

Eli Lilly and Company
Operating Results (Unaudited) – ADJUSTED
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2005 (a)	2004 (b)	% Chg.	2005 (a)	2004 (b)	% Chg.
Net sales	$3,667.7	$3,556.3	3%	$7,165.1	$6,933.2	3%

Cost of sales	871.3	796.4	9%	1,730.3	1,548.1	12%
Research and development	762.4	684.2	11%	1,464.6	1,330.8	10%
Marketing and administrative	1,146.1	1,170.2	(2%)	2,236.5	2,234.1	0%

Operating income	887.9	905.5	(2%)	1,733.7	1,820.2	(5%)

Interest expense	12.0	7.5		36.6	16.8
Other income – net	57.4	49.1		180.6	121.5

Other income (deductions)	45.4	41.6	9%	144.0	104.7	38%

Income before income taxes	933.3	947.1	(1%)	1,877.7	1,924.9	(2%)
Income taxes	205.3	208.4	(1%)	413.1	423.5	(2%)

Net income (c)	$728.0	$738.7	(1%)	$1,464.6	$1,501.4	(2%)

Earnings per share – basic	$0.67	$0.68	(1%)	$1.35	$1.39	(3%)

Earnings per share – diluted (c)	$0.67	$0.68	(1%)	$1.34	$1.38	(3%)

Dividends paid per share	$.38	$0.355	7%	$.76	$0.71	7%
Weighted-average shares outstanding (thousands) – basic	1,087,582	1,083,857		1,087,211	1,082,070
Weighted-average shares outstanding (thousands) – diluted	1,090,219	1,090,696		1,089,694	1,088,922

(a)	The 2005 second-quarter and year-to-date amounts are adjusted to exclude the $1.073 billion (pretax), or $0.90 per share (after-tax), second-quarter product liability charge, which includes the $690 million for the previously announced Zyprexa product liability settlement under the agreement in principle as well as reserves for estimated product liability exposure and defense costs regarding currently known and expected claims, a substantial majority of which are current and expected Zyprexa claims not included in the agreement in principle. These charges have been offset by estimated recoveries from the company’s insurance coverage.

(b)	The 2004 second-quarter and year-to-date amounts are adjusted to eliminate a $108.9 million (pretax), or $.08 per share (after-tax), second-quarter charge for asset impairments related to manufacturing and research and development, and the 2004 year-to-date amounts are also adjusted to eliminate a $362.3 million first-quarter charge, or $.33 per share (no tax benefit), for acquired in-process research and development related to the Applied Molecular Evolution, Inc. acquisition.

(c)	If 2004 adjusted second-quarter results had been restated as if stock options had been expensed, then the net income and diluted earnings per share would have been $681.7 million and $.63 per share. If 2004 adjusted year-to-date results had been restated as if stock options had been expensed, then the net income and diluted earnings per share would have been $1.353 billion and $1.24 per share.

Eli Lilly and Company
Major Pharmaceutical Product Sales and Revenues (Unaudited)
(Dollars in millions)

	Three Months Ended		% Change	Six Months Ended		% Change
	June 30		Over/(Under)	June 30		Over/(Under)
	2005	2004	2004	2005	2004	2004
Zyprexa	$1,096.8	$1,212.3	(10%)	$2,135.0	$2,310.6	(8%)
Gemzar	343.0	293.3	17%	647.6	572.3	13%
Humalog	296.2	285.3	4%	582.4	552.5	5%
Evista	261.6	276.6	(5%)	510.5	509.4	0%
Humulin	249.8	259.3	(4%)	506.7	508.7	0%
Actos	105.0	112.4	(7%)	273.6	265.7	3%
Cymbalta	161.4	—	N/M	268.2	—	N/M
Strattera	123.5	178.6	(31%)	243.2	319.7	(24%)
Prozac family	114.2	129.8	(12%)	226.7	294.9	(23%)
Humatrope	108.9	102.1	7%	213.4	204.9	4%
Alimta	111.2	17.8	N/M	205.1	29.4	N/M
Forteo	101.9	65.3	56%	168.7	106.1	59%

Eli Lilly and Company
Employment Information

	June 30, 2005	December 31, 2004
Worldwide Employees	43,300	44,500